Filed Pursuant to Rule 424(b)(7)

Registration No. 333-204267

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.01 par value per share	30,000,000	$29.27	$878,100,000.00	$88,424.67 (1)

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

1

PROSPECTUS SUPPLEMENT

(To prospectus dated May 18, 2015)

30,000,000 Shares

Sabre Corporation

Common Stock

The selling stockholders (as identified in “Selling Stockholders,” the “Selling Stockholders”) are offering 30,000,000 shares of our common stock. The Selling Stockholders will receive all of the net proceeds from the sale of such shares, and we will not receive any of the proceeds from the sale of such shares being sold by the Selling Stockholders.

Subject to the completion of the offering, we intend to repurchase from the underwriter a portion of the 30,000,000 shares of our common stock offered hereby having an aggregate value of approximately $100 million at a price per share equal to the price at which the underwriter will purchase such shares from the Selling Stockholders in this offering.

Investing in our common stock involves risks that are described in the “Risk Factors” section on page S-9 of this prospectus supplement, the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2014 and the “Risk Factors” section of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, as such discussion may be amended or updated in other reports filed by us with the Securities and Exchange Commission (the “SEC”), which is incorporated by reference herein.

	Per Share	Total
Public offering price(1)	$29.27	$877,352,000
Underwriting discounts and commissions(2)	$0.22	$5,852,000
Proceeds, before expenses, to the Selling Stockholders	$29.05	$871,500,000

(1)	The public offering price for the 26,600,000 shares sold to the public was $29.27 per share. The price for the 3,400,000 shares being purchased by us was $29.05 per share.
(2)	The underwriting discount for the 26,600,000 shares sold to the public was $0.22 per share. No underwriting discount was paid with respect to the 3,400,000 shares being purchased by us. See “Underwriting” on page S-26 for additional information regarding underwriter compensation.

Our common stock is listed on The NASDAQ Stock Market (“NASDAQ”) under the symbol “SABR.” The last reported closing sale price of our common stock on the NASDAQ on November 4, 2015 was $29.87 per share.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

If all of the shares are not sold at the public offering price, the underwriter may change the offering price and may offer shares from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or otherwise.

Delivery of the shares of common stock will be made on or about November 10, 2015.

Morgan Stanley

Prospectus supplement dated November 4, 2015

Prospectus Supplement	Page

Prospectus	Page

We and the Selling Stockholders are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus we prepare or authorize. Neither we nor the Selling Stockholders have authorized anyone to give you any other information, and neither we nor the Selling Stockholders take any responsibility for any other information that others may give you. We and the Selling Stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any related free writing prospectus we prepare or authorize is accurate as of any date other than the date of the document containing the information.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference and the additional information described in the accompanying prospectus under the heading “Where You Can Find More Information” and “Incorporation by Reference.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. The information we have included in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the accompanying prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since any such dates.

In this prospectus supplement, unless we indicate otherwise or the context requires, references to the “company,” “Sabre,” “we,” “our,” “ours” and “us” refer to Sabre Corporation and its consolidated subsidiaries, references to “Sabre GLBL” refer to Sabre GLBL Inc., formerly known as Sabre Inc., references to “TPG” refer to TPG Global, LLC and its affiliates, references to the “TPG Funds” refer to one or more of TPG Partners IV, L.P. (“TPG Partners IV”), TPG Partners V, L.P. (“TPG Partners V”), TPG FOF V-A, L.P. (“TPG FOF V-A”) and TPG FOF V-B, L.P. (“TPG FOF V-B”), references to “Silver Lake” refer to Silver Lake Management Company II, L.L.C. and its affiliates, references to “Silver Lake Funds” refer to either or both of Silver Lake Partners II, L.P. and Silver Lake Technology Investors II, L.P. and references to the “Principal Stockholders” refer to Sovereign Co-Invest, LLC (“Sovereign Co-Invest”), an entity co-managed by TPG and Silver Lake, together with the TPG Funds and the Silver Lake Funds. In the context of our Travel Network business, references to “travel buyers” refer to buyers of travel, such as online and offline travel agencies, travel management companies (“TMCs”) and corporate travel departments, and references to “travel suppliers” refer to suppliers of travel services such as airlines, hotels, car rental brands, rail carriers, cruise lines and tour operators.

SUMMARY

This summary highlights important information about this offering and information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus supplement and the accompanying prospectus carefully, as well as the additional materials described under the captions “Where You Can Find More Information” and “Incorporation By Reference” in this prospectus supplement and in the accompanying prospectus and “Risk Factors” beginning on page S-9 of this prospectus supplement, “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014 and “Risk Factors” in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

Our Business

We are a leading technology solutions provider to the global travel and tourism industry. We span the breadth of a highly complex $7 trillion global travel ecosystem, providing key software and services to a broad range of travel suppliers and travel buyers. Through our Travel Network business segment, we process hundreds of millions of transactions annually, connecting the world’s leading travel suppliers, including airlines, hotels, car rental brands, rail carriers, cruise lines and tour operators, with travel buyers in a comprehensive travel marketplace. We offer efficient, global distribution of travel content from approximately 400 airlines and 175,000 hotel properties to approximately 400,000 online and offline travel agents. To those agents, we offer a platform to shop, price, book and ticket comprehensive travel content in a transparent and efficient workflow. We also offer value-added solutions that enable our customers to better manage and analyze their businesses. Through our Airline and Hospitality Solutions business segment, we offer airlines and hoteliers an extensive suite of leading software solutions, ranging from airline and hotel reservations systems to high-value marketing and operations solutions, such as dynamic retailing of ancillaries, planning airline crew schedules, planning route and schedule configurations, re-accommodating passengers during irregular flight operations and managing day-to-day hotel operations. These solutions allow our customers to market, distribute and sell their products more efficiently, manage their core operations, and deliver an enhanced travel experience. Through our complementary Travel Network and Airline and Hospitality Solutions businesses, we believe we offer the broadest, end-to-end portfolio of technology solutions to the travel industry.

We operate through two business segments: Travel Network and Airline and Hospitality Solutions. Financial information about our business segments and geographic areas is provided in Note 18, Segment Information, to our consolidated financial statements in Part II, Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2014 and in Note 12, Segment Information, to our unaudited consolidated financial statements in Part I, Item 1 in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, each incorporated by reference herein.

Travel Network

Travel Network is our global business-to-business travel marketplace and consists primarily of our global distribution system (“GDS”) and a broad set of solutions that integrate with our GDS to add value for travel suppliers and travel buyers. Our GDS facilitates travel by efficiently bringing together travel content such as inventory, prices, and availability from a broad array of travel suppliers, including airlines, hotels, car rental brands, rail carriers, cruise lines and tour operators, with a large network of travel buyers, including online and offline travel agencies, TMCs and corporate travel departments.

Airline and Hospitality Solutions

Our Airline and Hospitality Solutions business offers a broad portfolio of software technology products and solutions, through software-as-a-service (“SaaS”) delivery model, to airlines, hotel properties and other travel suppliers. Airline and Hospitality Solutions aggregates our Airline Solutions and Hospitality Solutions operating segments.

Airline Solutions—Our Airline Solutions business provides industry-leading and comprehensive software solutions that help our airline customers better market, sell, serve and operate. We offer airline software solutions in three functional suites: our reservation system, SabreSonic Customer Sales & Service (“SabreSonic CSS”); and our commercial and operations solutions, Sabre AirVision Marketing & Planning and Sabre AirCentre Enterprise Operations. SabreSonic CSS provides comprehensive capabilities around managing sales and customer service across an airline’s diverse touch points. Sabre AirVision Marketing & Planning is a set of strategic airline commercial planning solutions that focuses on helping our customers improve revenue and profitability and develop their brand. Sabre AirCentre Enterprise Operations is a set of strategic solutions that drive operational effectiveness through holistic planning and management of airline, airport and customer operations.

Hospitality Solutions—Our Hospitality Solutions business has agreements to provide software and solutions to hotel properties around the world. Our offerings include distribution through our SynXis Central Reservation System, property management through Sabre Property Management System (“PMS”), marketing services and consulting services that optimize distribution and marketing.

Our Industry

The travel and tourism industry is one of the world’s largest industry segments, contributing $7 trillion to global GDP in 2013, according to the World Travel & Tourism Council’s Economic Impact of Travel & Tourism 2014. The industry encompasses travel suppliers, including airlines, hotels, car rental brands, rail carriers, cruise lines and tour operators around the world, as well as travel buyers, including online and offline travel agencies, TMCs and corporate travel departments.

Some recent trends in the travel industry which we expect to benefit from, and are building comprehensive solutions for, include:

•	Outsourcing: As complexity and the pace of innovation have increased, third-party providers have emerged to offer more cost-effective and advanced solutions to the travel industry.

•	Airline Ancillary Revenue: Enabling the sale of ancillary products is technologically complex and requires coordinated changes to multiple interdependent systems including reservations platforms, inventory systems, point of sale locations, revenue accounting, merchandising, shopping, analytics and other systems.

•	Mobile: Mobile platforms have created new ways for customers to research, book and experience travel. Accordingly, travel suppliers, including airlines and hospitality providers, are upgrading their systems to allow for delivery of services via mobile platforms from booking to check-in to travel management.

•	Personalization: Concurrently with the rise of ancillary products and mobile devices as a customer service tool, travel suppliers have an opportunity to provide increased personalization across the customer travel experience, from seat selection and on-board entertainment to loyalty program management and mobile concierge services.

•	Data and Analytics: Today, analytics-driven business intelligence products are evolving to further and better utilize available data to help travel companies make decisions, serve customers, optimize their operations and analyze their competitive landscape.

Corporate and Other Information

Sabre Corporation is a Delaware corporation formed in December 2006. On March 30, 2007, Sabre Corporation acquired Sabre Holdings Corporation, a Delaware corporation formed in 1996 (“Sabre Holdings”), which is the sole direct subsidiary of Sabre Corporation. Sabre Holdings was operated as a division of AMR Corporation, its parent company, until it was spun off completely in 2000. Sabre GLBL is the principal operating subsidiary and sole direct subsidiary of Sabre Holdings. Sabre GLBL or its direct or indirect subsidiaries conduct all of our businesses. Prior to our acquisition in 2007 by the Principal Stockholders, we were previously a publicly-held travel technology company. Our initial public offering occurred on April 17, 2014 and our shares are listed on NASDAQ. We are headquartered in Southlake, Texas, and employ approximately 8,500 people in over 60 countries around the world. We serve our customers through cutting-edge technology developed in six facilities located across four continents.

Our principal executive offices are located at 3150 Sabre Drive, Southlake, Texas 76092 and our telephone number is (682) 605-1000. Our corporate website address is www.sabre.com. The information contained on our website or that can be accessed through our website will not be deemed to be incorporated into this prospectus supplement, and investors should not rely on any such information in deciding whether to purchase our common stock.

Principal Stockholders

Our Relationship with the TPG Funds and Silver Lake Funds

In 2007, we were acquired by the TPG Funds and the Silver Lake Funds. On March 30, 2007, we entered into a Stockholders’ Agreement by and among the TPG Funds, the Silver Lake Funds, Sovereign Co-Invest, LLC (“Sovereign Co-Invest,” an entity co-managed by TPG and Silver Lake, and together with the TPG Funds and the Silver Lake Funds, the “Principal Stockholders”), and Sabre Corporation (formerly known as Sovereign Holdings, Inc.), which was amended and restated in connection with our initial public offering (as further amended and restated on February 6, 2015, the “Stockholders’ Agreement”). See “Certain Relationships and Related Party Transactions—Stockholders’ Agreement,” incorporated by reference herein from our definitive proxy statement on Schedule 14A filed on April 17, 2015 (the “2015 Proxy Statement”) and “Description of Common Stock—Stockholders’ Agreement” in the accompanying prospectus.

As of October 15, 2015, the Principal Stockholders own approximately 49.96% of our common stock. The TPG Funds, the Silver Lake Funds and Sovereign Co-Invest own approximately 23.46%, 14.38% and 12.11%, respectively, of our common stock. Since the Principal Stockholders no longer hold more than 50% of the voting power of Sabre, we are no longer a “controlled company” within the meaning of the corporate governance requirements of the NASDAQ. As a result, we no longer qualify for exemptions from certain corporate governance requirements. However, even though we are no longer a “controlled company” under NASDAQ listing rules, the Principal Stockholders will continue to have significant influence over us. See “Risk Factors—Risks Related to the Offering and our Common Stock—The Principal Stockholders no longer hold more than 50% of the voting power of Sabre and we are no longer a ‘controlled company’ within the meaning of NASDAQ listing rules. However, the Principal Stockholders will continue to have significant influence over us.”

The Share Repurchase

Subject to the completion of this offering, we intend to repurchase from the underwriter approximately $100 million of the 30,000,000 shares of our common stock that are the subject of this offering. We refer to this transaction as the “share repurchase.”

To effect the share repurchase, we will pay a per share price to the underwriter equal to the price paid by the underwriter to purchase the shares from the Selling Stockholders in this offering. The repurchased shares will no longer be outstanding following completion of this offering. We intend to fund the share repurchase with the proceeds of the Notes (as defined below) offering.

Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any of our common stock subject to the share repurchase.

Recent Developments

Senior Secured Notes Offering

Prior to this offering, Sabre GLBL offered, by means of a private offering circular, $500 million aggregate principal amount of 5.250% senior secured notes due 2023 (the “Notes”). The Notes and the related note guarantees were offered in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. persons in accordance with Regulation S under the Securities Act. The Notes will carry a coupon of 5.250% per annum, payable semi-annually in arrears, commencing on May 15, 2016. The offering is expected to close on November 9, 2015, subject to customary closing conditions.

The net proceeds from the sale of the Notes will be used to redeem $235 million aggregate principal amount of the $400 million 8.35% senior unsecured notes due 2016 issued by Sabre Holdings and to pay accrued interest, premiums, fees and expenses related thereto. The excess net proceeds will be available for general corporate purposes, including potential acquisitions and the share repurchase. The foregoing does not constitute a notice of redemption for or an obligation to issue a notice of redemption for our outstanding notes.

The Notes will be guaranteed by Sabre Holdings and each subsidiary that guarantees Sabre GLBL’s senior secured credit facility (the “Credit Facility”). The Notes and the note guarantees will be secured, subject to permitted liens, by a first-priority security interest in substantially all present and hereafter acquired property and assets of Sabre GLBL and the guarantors, which also constitutes collateral securing indebtedness under the Credit Facility and Sabre GLBL’s $530 million 5.375% senior secured notes due 2023 on a first-priority basis.

The Notes and the related note guarantees have not been registered under the Securities Act or any state securities laws. The Notes may not be offered or sold in the United States or to, or for the benefit of, U.S. persons absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.

This prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other security and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such offering, solicitation or sale would be unlawful. Any offers of the Notes will be made only by means of a private offering circular. We cannot assure you that the Notes offering will be completed on the terms contemplated by this prospectus supplement or at all.

Possible Acquisition

As part of our growth strategy, from time to time we consider various acquisitions, including acquisitions relating to our Airline and Hospitality Solutions business segment. For example, as of the date of this prospectus supplement, we are evaluating a possible acquisition within this segment. If we proceed with this possible acquisition, we expect to use approximately $150 million of the proceeds of the Notes offering to finance the acquisition and related advisory and financing costs. If consummated, we anticipate that the acquisition would close in 2015 or early 2016. We cannot assure you that this possible acquisition or any other acquisitions we consider from time to time will occur. This offering is not contingent upon the closing of the Notes offering or the occurrence of the possible acquisition (neither of which is conditioned on the closing or the occurrence of the other).

THE OFFERING

Common stock offered by the Selling Stockholders	30,000,000 shares of common stock.

Common stock to be sold to the public	26,600,000 shares of common stock.

Common stock to be repurchased by us	3,400,000 shares of common stock (of the 30,000,000 shares of common stock offered hereby).

Common stock to be outstanding after this offering and the concurrent share repurchase	273,974,286 shares of common stock.

Selling Stockholders	See “Selling Stockholders.”

Use of proceeds	The Selling Stockholders will receive all of the net proceeds from the sale of shares of our common stock offered by them pursuant to this prospectus. We will not receive any proceeds from the sale of these shares of common stock. We will bear the costs, other than underwriting discounts and commissions and transfer taxes, associated with this offering in accordance with the Management Stockholders’ Agreement and the Registration Rights Agreement (each as defined in “Certain Relationships and Related Party Transactions” in our 2015 Proxy Statement), as applicable. See “Selling Stockholders” and “Underwriting.”

Share repurchase	Subject to the completion of this offering, we intend to repurchase shares of our common stock from the underwriter having an aggregate value of approximately $100 million at a price per share equal to the price at which the underwriter will purchase such shares from the Selling Stockholders in this offering. See “Summary—The Share Repurchase.”

Dividend policy	Our board of directors has declared cash dividends of $0.09 per share of our common stock, which were paid on September 16, 2014 to stockholders of record as of September 1, 2014, on December 30, 2014 to stockholders of record as of December 15, 2014, on March 30, 2015 to stockholders of record as of March 16, 2015, on June 30, 2015 to stockholders of record as of June 19, 2015, and on September 30, 2015 to stockholders of record as of September 21, 2015. We intend to continue to pay quarterly cash dividends on our common stock. We intend to fund any future dividends from distributions made by our operating subsidiaries from their available cash generated from operations.

See “Risk Factors—Our ability to pay regular dividends to our stockholders is subject to the discretion of our board of directors and may be limited by our holding company structure and applicable provisions of Delaware law” in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

The ability of our subsidiaries to pay cash dividends, which could then be further distributed to holders of our common stock, is currently restricted in certain circumstances by the covenants in our Amended and Restated Credit Agreement (as defined in our Annual Report on Form 10-K for the year ended December 31, 2014) and the indenture governing our 2023 Notes (as defined in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015) and may be further restricted by the terms of future debt or preferred securities.

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” included in this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

NASDAQ symbol	“SABR”

The outstanding share information set forth above is as of October 15, 2015. It assumes no issuance of shares of common stock reserved for issuance under our equity incentive plans. As of October 15, 2015, an aggregate of 9,441,933 shares of common stock were reserved for future issuance under the Sabre Corporation 2014 Omnibus Incentive Compensation Plan (the “2014 Omnibus Plan”) which includes 2,949,038 shares of common stock that were available for future issuance under our prior equity plans. Additionally, the outstanding share information set forth above assumes:

•	no exercise of performance-based stock options outstanding under our Sovereign Holdings, Inc. Management Equity Incentive Plan (“Sovereign MEIP”). As of October 15, 2015 there were 57,562 performance-based stock options outstanding under this plan with a weighted average exercise price of $5.00;

•	no exercise of time-based stock options outstanding under our Sovereign MEIP plan. As of October 15, 2015 there were 4,430,423 time-based stock options outstanding under this plan with a weighted average exercise price of $4.89;

•	no exercise of time-based stock options outstanding under our Sovereign Holdings, Inc. 2012 Management Equity Incentive Plan (“Sovereign 2012 MEIP”). As of October 15, 2015 there were 3,298,016 time-based stock options outstanding under this plan with a weighted average exercise price of $11.57;

•	no exercise of time-based stock options outstanding under our 2014 Omnibus Plan. As of October 15, 2015 there were 3,060,863 time-based stock options outstanding under this plan with a weighted average exercise price of $18.92;

•	no vesting and settlement of the 599,884 performance-based restricted stock units unvested and outstanding as of October 15, 2015 under our Sovereign 2012 MEIP plan;

•	no vesting and settlement of the 80,000 restricted stock unit award, unvested and outstanding as of October 15, 2015 under our Sovereign 2012 MEIP plan;

•	no vesting and settlement of the 1,539,030 performance-based restricted stock units unvested and outstanding as of October 15, 2015 under our 2014 Omnibus Plan; and

•	no vesting and settlement of the 1,740,111 restricted stock unit awards, unvested and outstanding as of October 15, 2015 under our 2014 Omnibus Plan.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the following risks and other risks and uncertainties described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014 and “Risk Factors” in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, as such discussion may be amended or updated in other reports filed by us with the SEC, and in other documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Related to the Offering and our Common Stock

The market price and trading volume of our common stock may be volatile, which could result in rapid and substantial losses for our stockholders.

Since our initial public offering on April 17, 2014 through November 4, 2015, the price of our common stock has ranged from a low of $14.86 on October 14, 2014 to a high of $30.46 on October 28, 2015. In the future, the market price of our common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the price at which you purchased them, if at all. The market price of our common stock may fluctuate or decline significantly in the future. Factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include, but are not limited to, those listed in the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2014, the “Risk Factors” section in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 and the “Risk Factors” listed in Exhibit 99.2 of the Current Report on Form 8-K filed on November 4, 2015, which is incorporated by reference herein, and the following, some of which are beyond our control regardless of our actual operating performance:

•	actual or anticipated quarterly variations in operational results and reactions to earning releases or other presentations by company executives;

•	failure to meet the expectations of securities analysts and investors;

•	rating agency credit rating actions;

•	the contents of published research reports about us or our industry or the failure of securities analysts to cover our common stock;

•	any increased indebtedness we may incur in the future;

•	actions by institutional stockholders;

•	speculation or reports by the press or the investment community with respect to us or our industry in general;

•	increases in market interest rates that may lead purchasers of our shares to demand a higher yield;

•	changes in our capital structure;

•	announcements of dividends;

•	additional future sales of our common stock by us, the Principal Stockholders or members of our management;

•	announcements of technological innovations or new services by us or our competitors or new entrants into the industry;

•	announcements by us, our competitors or vendors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

•	loss of a major travel supplier or global travel agency subscriber;

•	changes in the status of intellectual property rights;

•	third-party claims or proceedings against us or adverse developments in pending proceedings;

•	additions or departures of key personnel;

•	changes in applicable laws and regulations;

•	negative publicity for us, our business or our industry;

•	changes in expectations or estimates as to our future financial performance or market valuations of competitors, customers or travel suppliers;

•	results of operations of our competitors; and

•	general market, political and economic conditions, including any such conditions and local conditions in the markets in which our customers are located.

Volatility in our stock price could also make us less attractive to certain investors, and/or invite speculative trading in our common stock or debt instruments.

In addition, securities exchanges, and in particular the NASDAQ, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many technology companies. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

The Principal Stockholders no longer hold more than 50% of the voting power of Sabre and we are no longer a “controlled company” within the meaning of NASDAQ listing rules. However, the Principal Stockholders will continue to have significant influence over us.

As of October 15, 2015, the Principal Stockholders own approximately 49.96% of our common stock. Since the Principal Stockholders no longer hold more than 50% of the voting power of Sabre, we are no longer a “controlled company” within the meaning of the corporate governance requirements of the NASDAQ. Pursuant to the requirements of NASDAQ’s listing rules, within one year after we cease to be a controlled company, our compensation committee and governance and nominating committee must be composed entirely of “independent directors” (as defined by NASDAQ listing rules) and a majority of our board of directors must consist of independent directors. These two committees are currently comprised entirely of independent directors and a majority our board of directors currently consists of independent directors; however, if we were to utilize the exemptions made available under NASDAQ’s rules for controlled companies, then during the phase-in period granted by NASDAQ’s listing rules you may not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ rules regarding corporate governance, which could make our common stock less attractive to some investors or otherwise harm our stock price. Even though we are no longer a “controlled company” under NASDAQ listing rules, the Principal Stockholders will continue to have significant influence over us.

Future issuances of debt or equity securities by us may adversely affect the market price of our common stock.

As of October 15, 2015, we have an aggregate of 9,441,933 shares of common stock authorized but unissued and reserved for issuance under our incentive plans. We may issue all of these shares of common stock without any action or approval by our stockholders, subject to certain exceptions.

In the future, we may attempt to obtain financing or to increase further our capital resources by issuing additional shares of our common stock or offering debt or other equity securities, including commercial paper, medium-term notes, senior or subordinated notes, debt securities convertible into equity or shares of preferred stock. Future acquisitions could require substantial additional capital in excess of cash from operations. We would expect to finance the capital required for acquisitions through a combination of additional issuances of equity, corporate indebtedness, asset-backed acquisition financing and/or cash from operations. In addition, we also expect to issue additional shares in connection with exercise of our stock options under our incentive plans.

Issuing additional shares of our common stock or other equity securities or securities convertible into equity for financing or in connection with our incentive plans, acquisitions or otherwise may dilute the economic and voting rights of our existing stockholders or reduce the market price of our common stock or both. Upon liquidation, holders of our debt securities and preferred shares, if issued, and lenders with respect to other borrowings would receive a distribution of our available assets prior to the holders of our common stock. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk that our future offerings may reduce the market price of our common stock and dilute their stockholdings in us. See “Description of Common Stock.”

The market price of our common stock could decline due to the large number of outstanding shares of our common stock eligible for future sale.

Sales of substantial amounts of our common stock in the public market in future offerings, or the perception that these sales could occur, could cause the market price of our common stock to decline. These sales could also make it more difficult for us to sell equity or equity-related securities in the future, at a time and price that we deem appropriate. In addition, the additional sale of our common stock by our officers, directors and Principal Stockholders in the public market, or the perception that such sales may occur, could cause the market price of our common stock to decline. All of the shares of common stock sold by the Selling Stockholders in this offering and not repurchased by us will be freely tradable without restriction or further registration under the Securities Act.

We may issue shares of our common stock or other securities from time to time as consideration for, or to finance, future acquisitions and investments or for other capital needs. We cannot predict the size of future issuances of our shares or the effect, if any, that future sales and issuances of shares would have on the market price of our common stock. If any such acquisition or investment is significant, the number of shares of common stock or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be substantial and may result in additional dilution to our stockholders. We may also grant registration rights covering shares of our common stock or other securities that we may issue in connection with any such acquisitions and investments.

We, each of our executive officers, directors and the Selling Stockholders have agreed with the underwriter not to transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 60 days after the date of this prospectus, except for certain limited exceptions. See “Underwriting.” Approximately 50.2% of outstanding shares of our common stock are subject to these lock-up agreements.

After the expiration of the 60-day lock-up period under the lock-up agreement these shares may be sold in the public market, subject to prior registration or qualification for an exemption from registration, including, in the case of shares held by affiliates, compliance with the volume restrictions and other securities laws. In addition, following the completion of this offering and the expiration of the lock-up period, Sovereign Co-Invest may distribute some or all of the shares of our common stock it holds to some or all of its members. To the extent that any of these stockholders sell, or indicate an intent to sell, substantial amounts of our common stock in the public market after the contractual lock-ups and other legal restrictions on resale discussed in this prospectus lapse, the trading price of our common stock could decline significantly.

The underwriter may, in its sole discretion, release all or some portion of the shares subject to the 60-day lock-up agreements prior to expiration of such period.

Pursuant to the Management Stockholders’ Agreement, certain stockholders, which group of stockholders excludes our Principal Stockholders, are provided with piggyback registration rights to participate on a pro rata basis in any registered offering in which the TPG Funds or the Silver Lake Funds are registering shares of common stock.

To the extent that any of these stockholders sell, or indicate an intent to sell, substantial amounts of our common stock in the public market the trading price of our common stock could decline significantly.

Certain provisions of our Stockholders’ Agreement, our Certificate of Incorporation, our Bylaws and Delaware law could hinder, delay or prevent a change in control of us that you might consider favorable, which could also adversely affect the price of our common stock.

Certain provisions under our Stockholders’ Agreement, our Certificate of Incorporation, our Bylaws and Delaware law could discourage, delay or prevent a transaction involving a change in control of our company, even if doing so would benefit our stockholders. These provisions include:

•	a classified board of directors with three classes so that not all members of our board of directors are elected at one time;

•	the sole ability of the then-current members of the board of directors to fill a vacancy created by the expansion of the board of directors;

•	a provision permitting stockholders to act by written consent only until such time as the Principal Stockholders cease to beneficially own, collectively, more than 40% of our outstanding shares entitled to vote generally in the election of directors;

•	a provision prohibiting stockholders from calling a special meeting, provided, however, at any time when the Principal Stockholders beneficially own, collectively, at least 40% of our outstanding shares entitled to vote generally in the election of directors, special meetings of our stockholders may be called by the board of directors or the chairman of the board of directors at the request of either the Silver Lake Funds or the TPG Funds;

•	a provision requiring approval of 75% of all outstanding shares entitled to vote generally in the election of directors in order to amend or repeal certain provisions in the Certificate of Incorporation and the Bylaws;

•	the requirement that our directors may be removed only for cause by the affirmative vote of at least 75% of our outstanding shares entitled to vote generally in the election of directors; provided, however, at any time when the Principal Stockholders beneficially own, collectively, at least 40% of our outstanding shares entitled to vote generally in the election of directors, directors may be removed with or without cause by a vote of a majority of all outstanding shares entitled to vote generally in the election of directors;

•	advance notice requirements for nominations for elections to our board of directors or for proposing matters that can be acted upon by stockholders at our stockholder meetings;

•

the ability of our board of directors to issue new series of, and designate the terms of, preferred stock, without stockholder approval, which could be used to, among other things, institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by our board of directors;

•	our opting to have the provisions of Section 203 of the DGCL (as defined in “Description of Common Stock”), which regulates business combinations with “interested stockholders,” apply to us after the first date on which each of the Principal Stockholders and their affiliates no longer meets the requirements to be an “interested stockholder” as defined by Section 203 of the DGCL, but excluding for purposes thereof, clause (ii) of such definition of “interested stockholder”;

•	certain rights of our Principal Stockholders with respect to the designation of directors for nomination and election to our board of directors, including the ability to appoint members to each board committee; and

•	provisions prohibiting cumulative voting.

Anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control or change of our management and board of directors and, as a result, may adversely affect the market price of our common stock and your ability to realize any potential change of control premium. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire. Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt to replace current members of our management team. As a result, efforts by stockholders to change the direction or management of the company may be unsuccessful. See “Description of Common Stock” for additional information regarding the provisions included in our Certificate of Incorporation and our Bylaws.

Certain of our stockholders have the right to engage or invest in the same or similar businesses as us.

Our Principal Stockholders have other investments and business activities in addition to their ownership of us. Under our Certificate of Incorporation, the Principal Stockholders have the right, and have no duty to abstain from exercising such right, to engage or invest in the same or similar businesses as us or which we propose to engage, including those lines of business deemed to be competing with us, do business with any of our clients, customers or suppliers or employ or otherwise engage any of our officers, directors or employees. If the Principal Stockholders or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, they have, to the fullest extent permitted by applicable law, no duty to offer or communicate such corporate opportunity to us, our stockholders or our affiliates even if it is a corporate opportunity that we might reasonably have pursued. This may cause the strategic interests of our Principal Stockholders to differ from, and conflict with, the interests of our company and of our other stockholders in material respects.

Conflicts of interest may exist with respect to the underwriter of this offering.

Affiliates of Morgan Stanley & Co. LLC, the underwriter in this offering, are lenders under our $405 million Revolver (as defined in our Annual Report on Form 10-K for the year ended December 31, 2014).

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or the negative of these terms or other comparable terminology.

Such forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions and are subject to risks, uncertainties and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward looking statement. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward looking statements, including, but not limited to, those factors described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as included in this prospectus supplement and the documents incorporated by reference. These factors include, without limitation, economic, business, competitive, market and regulatory conditions and the following:

•	factors affecting transaction volumes in the global travel industry, particularly air travel transaction volumes, including global and regional economic and political conditions, financial instability or fundamental corporate changes to travel suppliers, natural or man-made disasters, safety concerns or changes to regulations governing the travel industry;

•	our ability to renew existing contracts or to enter into new contracts with travel supplier and buyer customers, third-party distributor partners and joint ventures on economically favorable terms or at all;

•	our Travel Network business’ exposure to pricing pressures from travel suppliers and its dependence on relationships with several large travel buyers;

•	the effect of acquisitions, including the recent acquisition of Abacus International Pte Ltd (“AIPL”) and related transactions, including the acquisition by AIPL of certain national marketing companies (together with AIPL, “Abacus”);

•	the fact that travel supplier customers may experience financial instability, consolidate with one another, pursue cost reductions, change their distribution model or experience other changes adverse to us;

•	our business being harmed by adverse global and regional economic and political conditions, particularly, given our geographic concentration, those that may adversely affect business and leisure travel originating in, or travel to, the United States and Europe;

•	travel suppliers’ use of alternative distribution models, such as direct distribution channels, technological incompatibilities between suppliers’ travel content and our GDS, and the diversion of consumer traffic to other channels;

•	our reliance on third-party distributors and joint ventures to extend our GDS services to certain regions, which exposes us to risks associated with lack of direct management control and potential conflicts of interest;

•	competition in the travel distribution market from other GDS providers, direct distribution by travel suppliers and new entrants or technologies that could challenge the existing GDS business model;

•	potential negative impact of competition from other third-party solutions providers and from new participants entering the solutions market on our ability to maintain and grow our Airline and Hospitality Solutions business;

•	potential failure to successfully implement software solutions, which could result in damage to our reputation;

•	risks associated with our use of open source software, including the possible future need to acquire licenses from third parties or re-engineer our solutions;

•	availability and performance of information technology services provided by third parties, such as HP, which manages a significant portion of our systems;

•	risks associated with the value of our brand, which may be damaged by a number of factors, some of which are out of our control;

•	our ability to adapt to technological developments or the evolving competitive landscape by introducing relevant new technologies, products and services;

•	systems and infrastructure failures or other unscheduled shutdowns or disruptions, including those due to natural disasters or cybersecurity attacks;

•	security breaches occurring at our facilities or with respect to our infrastructure, resulting from physical break-ins, computer viruses, attacks by hackers or similar distributive problems; including the previously disclosed recent cybersecurity incident and the risk that our ongoing investigation into this incident may reveal that payment card industry data, personally identifiable information or other material assets have been compromised, and the risk that costs associated with this incident may be material;

•	the potential failure to recruit, train and retain key technical employees and senior management;

•	risks associated with operating as a global business in multiple countries and in multiple currencies;

•	risks associated with acquisitions, divestitures, investments and strategic alliances;

•	our ability to protect and maintain our information technology and intellectual property rights, as well as defend against potential infringement claims against us, and the associated costs;

•	defects in our products resulting in significant warranty liabilities or product liability claims, for which we may have insufficient product liability insurance to pay material uninsured claims;

•	adverse outcomes in our legal proceedings, including our litigation with US Airways or the antitrust investigation by the U.S. Department of Justice, whether in the form of money damages or injunctive relief that could force changes to the way we operate our GDS;

•	the possibility that we may have insufficient insurance to cover our liability for pending litigation claims or future claims, which could expose us to significant liabilities;

•	our failure to comply with regulations that are applicable to us or any unfavorable changes in, or the enactment of, laws, rules or regulations applicable to us;

•	liabilities arising from our collection, processing, storage, use and transmission of personal data resulting from conflicting legal requirements, governmental regulation or security breaches, including compliance with payment card industry regulations;

•	the fact that we may have higher than anticipated tax liabilities, our use of federal net operating losses may be subject to limitations on their use in the future and payments under our tax receivable agreement;

•	the fact that our pension plan is currently underfunded and we may need to make significant cash contributions to our pension plan in the future, which could reduce the cash available for our business;

•	our significant amount of long-term indebtedness and the related restrictive covenants in the agreements governing our indebtedness;

•	risks associated with maintaining and improving our financial controls and the requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members;

•	the fact that we previously qualified as a “controlled company” within the meaning of NASDAQ rules and, therefore are exempt from certain corporate governance requirements during the one-year phase-in period granted by NASDAQ’s listing rules; and

•	other risks and uncertainties, including those listed in the “Risk Factors” section and under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014 and “Risk Factors” in Part II, Item 1A of our Quarterly Report on Form 10 Q for the quarter ended September 30, 2015.

These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them publicly in light of new information or future events.

You should carefully consider the risks specified in the “Risk Factors” section of this prospectus supplement, as well as other risks and uncertainties described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014, under “Risk Factors” in Part II, Item 1A of our Quarterly Report on Form 10 Q for the quarter ended September 30, 2015 under “Risk Factors” in Exhibit 99.2 to the Current Report on Form 8-K we filed on November 4, 2015, and in subsequent public statements or reports we file with or furnish to the SEC, before making any investment decision with respect to our securities. If any of these trends, risks or uncertainties actually occurs or continues, our business, financial condition or results of operations could be materially adversely affected, the trading prices of our securities could decline and you could lose all or part of your investment. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus supplement includes or incorporates by reference industry data and forecasts that we obtained from industry publications and surveys, public filings and internal company sources. Statements as to our ranking, market position and market estimates are based on independent industry publications, government publications, third-party forecasts and management’s estimates and assumptions about our markets and our internal research. We have included or incorporated by reference explanations of certain internal estimates and related methods provided in this prospectus supplement along with these estimates. See “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2014 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015. While we are not aware of any misstatements regarding our market, industry or similar data presented herein or in the information incorporated by reference herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed in “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included or incorporated by reference in this prospectus supplement.

USE OF PROCEEDS

The Selling Stockholders will receive all of the net proceeds from the sale of shares of our common stock offered by them pursuant to this prospectus supplement. The aggregate proceeds to the Selling Stockholders from the sale of shares of common stock will be the purchase price of the shares of common stock less discounts and commissions, if any. We will not receive any proceeds from the sale of these shares of common stock. We will bear the costs, other than underwriting discounts and commissions and transfer taxes, associated with this offering in accordance with the Registration Rights Agreement. See “Selling Stockholders” and “Underwriting.”

MARKET PRICE OF OUR COMMON STOCK

Our common stock has been listed on The NASDAQ Stock Market under the symbol “SABR” since it was listed on April 17, 2014 in connection with our initial public offering. Before then, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low sales prices of our shares of common stock as reported by The NASDAQ Stock Market:

	High	Low
Quarter ended June 30, 2014(1)	$20.91	$15.00
Quarter ended September 30, 2014	$20.26	$17.65
Quarter ended December 31, 2014	$20.57	$14.86
Quarter ended March 31, 2015	$24.55	$19.22
Quarter ended June 30, 2015	$26.83	$23.42
Quarter ended September 30, 2015	$29.61	$23.72

(1)	Represents the period from April 17, 2014, the date on which our common stock first began trading on The NASDAQ Stock Market after the pricing of our initial public offering, through June 30, 2014, the end of our second fiscal quarter.

On November 4, 2015, the last reported sale price on The NASDAQ Stock Market of our common stock was $29.87 per share. As of October 15, 2015, we had approximately 234 holders of record of our shares of common stock. A substantially greater number of stockholders are beneficial holders of our shares of common stock in “street name” through banks, brokers and other financial institutions that are record holders.

DIVIDEND POLICY

Our board of directors declared cash dividends of $0.09 per share of our common stock, which were paid on September 16, 2014 to stockholders of record as of September 1, 2014, on December 30, 2014 to stockholders of record as of December 15, 2014, on March 30, 2015 to stockholders of record as of March 16, 2015, on June 30, 2015 to stockholders of record as of June 19, 2015, and on September 30, 2015 to stockholders of record as of September 21, 2015. We expect to continue to pay quarterly cash dividends on our common stock, subject to the sole discretion of our board of directors and the considerations discussed below. We intend to fund any future dividends from distributions made by our operating subsidiaries from their available cash generated from operations.

Future cash dividends, if any, will be at the discretion of our board of directors and the amount of cash dividends per share will depend upon, among other things, our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions, number of shares of common stock outstanding and other factors the board of directors may deem relevant. The timing and amount of future dividend payments will be at the discretion of our board of directors. See “Risk Factors—Our ability to pay regular dividends to our stockholders is subject to the discretion of our board of directors and may be limited by our holding company structure and applicable provisions of Delaware law” in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

Because we are a holding company with no material direct operations, we are dependent on loans, dividends and other payments from our operating subsidiaries to generate the funds necessary to pay dividends on our common stock. Our subsidiaries are currently restricted from paying cash dividends on our common stock in certain circumstances by the covenants in our Amended and Restated Credit Agreement and in the indenture governing the 2023 Notes and may be further restricted by the terms of future debt or preferred securities.

Our dividend policy has certain risks and limitations, particularly with respect to liquidity. Although we expect to pay dividends according to our dividend policy, we may not pay dividends according to our policy, or at all, if, among other things, we do not have the cash necessary to pay our intended dividends. By paying cash dividends rather than saving or investing that cash, we risk, among other things, slowing the pace of our growth and having insufficient cash to fund our operations or unanticipated capital expenditures.

For a discussion of the application of withholding taxes on dividends, see “Material U.S. Federal Income and Estate Tax Considerations to Non-U.S. Holders.”

SELLING STOCKHOLDERS

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Percentage of beneficial ownership is based on 277,374,286 shares of common stock outstanding as of October 15, 2015. Except as disclosed in the footnotes to the table below and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

For further information regarding material transactions between us and certain of our stockholders, see “Certain Relationships and Related Party Transactions” in our 2015 Proxy Statement.

In connection with this offering and depending on the applicable facts and circumstances, a Selling Stockholder may be deemed to be an “underwriter” within the meaning of such term under the Securities Act.

The information in the table below with respect to each Selling Stockholder has been obtained from such Selling Stockholder. When we refer to the “Selling Stockholders” in this prospectus supplement, we mean the Selling Stockholders listed in the table below as offering shares, as well as their respective pledgees, donees, assignees, transferees and successors and others who may hold any of such Selling Stockholder’s interest.

	Shares Owned as of October 15, 2015(1)		Shares offered in this offering	Shares owned following completion of this offering and the concurrent share repurchase*
Name and Address of Selling Stockholder	Number	%	Number	Number	%
TPG Funds(2)	65,066,306	23.46	14,087,052	50,979,254	18.61
Silver Lake Funds(3)	39,899,402	14.38	8,638,341	31,261,061	11.41
Sovereign Co-Invest, LLC(4)	33,600,487	12.11	7,274,607	26,325,880	9.61

*	Assumes the consummation of our repurchase of shares of our common stock from the Selling Stockholders concurrently with the closing of this offering and the retirement of such repurchased shares.
(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.
(2)	The TPG Funds hold an aggregate of 65,066,306 shares of common stock (the “TPG Shares”) consisting of: (a) 5,004,988 shares of common stock held by TPG Partners IV, a Delaware limited partnership, (b) 59,778,871 shares of common stock held by TPG Partners V, a Delaware limited partnership, (c) 156,351 shares of common held by TPG FOF V-A, a Delaware limited partnership, and (d) 126,096 shares of common stock held by TPG FOF V-B, a Delaware limited partnership. The general partner of TPG Partners IV is TPG GenPar IV, L.P., a Delaware limited partnership, whose general partner is TPG GenPar IV Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings I, L.P., a Delaware limited partnership (“Holdings I”). The general partner of each of TPG Partners V, TPG FOF V-A and TPG FOF V-B is TPG GenPar V, L.P., a Delaware limited partnership, whose general partner is TPG GenPar V Advisors, LLC, a Delaware limited liability company, whose sole members is Holdings I. The general partner of Holdings I is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation (“Group Advisors”). David Bonderman and James G. Coulter are officers and sole shareholders of Group Advisors and may therefore be deemed to be the beneficial owners of the TPG Shares. The address of each of Group Advisors and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(3)	The Silver Lake Funds hold an aggregate of 39,899,402 shares of common stock (the “Silver Lake Shares”) consisting of: (a) 39,737,027 shares of common stock held by Silver Lake Partners II, L.P., a Delaware limited partnership, and (b) 162,375 shares of common stock held by Silver Lake Technology Investors II, L.P., a Delaware limited partnership. The general partner of Silver Lake Partners II, L.P. and Silver Lake Technology Investors II, L.P. is Silver Lake Technology Associates II, L.L.C., a Delaware limited liability company, whose managing member is Silver Lake Group, L.L.C., a Delaware limited liability company. The managing members of Silver Lake Group, L.L.C. are Michael Bingle, James Davidson, Egon Durban, Kenneth Hao and Greg Mondre. The address for Messrs. Bingle and Mondre is c/o Silver Lake, 9 West 57th Street, 32nd Floor, New York, NY 10019. The address for Messrs. Davidson, Durban and Hao, the Silver Lake Funds and their direct and indirect general partners is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, CA 94025.
(4)	Sovereign Co-Invest, LLC, a Delaware limited liability company (“Sovereign Co-Invest”), holds 33,600,487 shares of common (the “Co-Invest Shares”), which is managed by a Management Committee consisting of one manager designated by Silver Lake Partners II, L.P. and one manager designated by TPG GenPar V, L.P. Greg Mondre has been designated by Silver Lake Partners II, L.P., and Karl Peterson has been designated by TPG GenPar V, L.P. The managing member of Sovereign Co-Invest, LLC is Sovereign Manager Co-Invest, LLC, a Delaware limited liability company. The members of Sovereign Manager Co-Invest, LLC are TPG GenPar V, L.P. and Silver Lake Partners II, L.P. The address of Sovereign Co-Invest is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

TO NON-U.S. HOLDERS

The following discussion is a summary of material U.S. federal income and estate tax considerations generally applicable to the purchase, ownership and disposition of our common stock by Non-U.S. Holders. A “Non-U.S. Holder” means:

•	a nonresident alien individual,

•	a foreign corporation, or

•	a person that is otherwise not subject to U.S. federal income tax on a net income basis in respect of such common stock.

This discussion deals only with common stock held as capital assets by Non-U.S. Holders who purchased common stock in this offering. This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership or disposition of our common stock by prospective investors in light of their specific facts and circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to persons in special tax situations, including persons that will hold shares of our common stock in connection with a U.S. trade or business or a U.S. permanent establishment, hold more than 5% of our common stock, certain former citizens or residents of the United States, are a “controlled foreign corporation,” a “passive foreign investment company” or a partnership or other pass-through entity for U.S. federal income tax purposes, or are otherwise subject to special treatment under the Internal Revenue Code of 1986, as amended (the “Code”). This section does not address any other U.S. federal tax considerations (such as gift tax) or any state, local or non-U.S. tax considerations. You should consult your own tax advisors about the tax consequences of the purchase, ownership and disposition of our common stock in light of your own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of any changes in applicable tax laws.

Furthermore, this summary is based on the tax laws of the United States, including the Code, existing and proposed regulations, administrative and judicial interpretations, all as currently in effect. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax or estate tax consequences different from those discussed below.

Dividends

As discussed in “Dividend Policy,” we expect to continue to pay quarterly cash dividends on our common stock. When we make a distribution of cash or property with respect to our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of your investment, up to your tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “—Sale, Exchange or Other Taxable Disposition of Common Stock.”

Dividends paid to you generally will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable tax treaty. Even if you are eligible for a lower treaty rate, we and other payers will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless:

•	you have furnished to us or such other payer a valid Internal Revenue Service (“IRS”) Form W-8BEN or other documentary evidence establishing your entitlement to the lower treaty rate with respect to such payments and neither we nor our paying agent (or other payer) have actual knowledge or reason to know to the contrary, and

•	in the case of actual or constructive dividends, if required by the Foreign Account Tax Compliance Act or any intergovernmental agreement enacted pursuant to that law, you or any entity through which you receive such dividends, if required, have provided the withholding agent with certain information with respect to your or the entity’s direct and indirect U.S. owners, and if you hold the common stock through a foreign financial institution, such institution has entered into an agreement with the U.S. government to collect and provide to the U.S. tax authorities information about its accountholders (including certain investors in such institution or entity) and you have provided any required information to such institution.

If you are eligible for a reduced rate of U.S. federal withholding tax pursuant to an applicable income tax treaty or otherwise, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Investors are encouraged to consult with their own tax advisors regarding the possible implications of these withholding requirements on their investment in the common stock.

Dividends that are “effectively connected” with your conduct of a trade or business within the United States will be exempt from the withholding tax described above and instead will be subject to U.S. federal income tax on a net income basis. We and other payers generally are not required to withhold tax from “effectively connected” dividends, provided that you have furnished to us or another payer a valid IRS Form W-8ECI (or an acceptable substitute form) upon which you represent, under penalties of perjury, that you are a non-U.S. person and that the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income. If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Sale, Exchange or Other Taxable Disposition of Common Stock

You generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale, exchange or other taxable disposition of shares of our common stock unless:

•	the gain is effectively connected with your trade or business in the United States (as discussed under “—Dividends” above),

•	in the case of an individual who holds the common stock as a capital asset, such holder is present in the United States for 183 days or more in the taxable year of the sale, exchange or other taxable disposition, and certain other conditions are met, or

•	we are or have been a United States real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of the disposition, more than 5% of our common stock.

In the case of the sale or disposition of common stock on or after January 1, 2019, you may be subject to a 30% withholding tax on the gross proceeds of the sale or disposition unless the requirements described in the last bullet point under “—Dividends” above are satisfied. Investors are encouraged to consult with their own tax advisors regarding the possible implications of these withholding requirements on their investment in the common stock and the potential for a refund or credit in the case of any withholding tax.

We have not been, are not and do not anticipate becoming a United States real property holding corporation for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

You may be subject to backup withholding for dividends paid to you unless you certify under penalty of perjury that you are a Non-U.S. Holder or otherwise establish an exemption. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

U.S. Federal Estate Tax

Shares of our common stock held (or deemed held) by an individual Non-U.S. Holder at the time of his or her death will be included in such Non-U.S. Holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

UNDERWRITING

The Selling Stockholders identified in this prospectus supplement are offering the shares of common stock described in this prospectus supplement and the accompanying base prospectus through an underwriter. Morgan Stanley & Co. LLC is acting as underwriter. We and the Selling Stockholders have entered into an underwriting agreement with the underwriter dated the date of this prospectus supplement. Subject to the terms and conditions of the underwriting agreement, the Selling Stockholders have agreed to sell to the underwriter, and the underwriter has agreed to purchase the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
Morgan Stanley & Co. LLC	30,000,000
Total	30,000,000

The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the shares of our common stock offered by this prospectus supplement are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is committed to purchase all the shares offered by the Selling Stockholders if it purchases any shares.

Subject to the completion of this offering, we intend to repurchase shares of our common stock from the underwriter having an aggregate value of approximately $100 million at a price per share equal to the price at which the underwriter will purchase such shares from the Selling Stockholders in this offering. See “Summary—The Share Repurchase.”

The underwriter proposes to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus supplement. If all the shares are not sold at the public offering price, the underwriter may change the offering price and may offer shares from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part.

Commissions and expenses

The following table shows the public offering price, total underwriting discount and proceeds before expenses to the Selling Stockholders.

	Per Share	Total
Public offering price(1)	$29.27	$877,352,000
Underwriting discount(2)	$0.22	$5,852,000
Proceeds, before expenses, to the Selling Stockholders	$29.05	$871,500,000

(1)	The public offering price for the 26,600,000 shares sold to the public was $29.27 per share. The price for the 3,400,000 shares being purchased by us was $29.05 per share.
(2)	The underwriting discount for the 26,600,000 shares sold to the public was $0.22 per share. No underwriting discount was paid with respect to the 3,400,000 shares being purchased by us.

We will bear the costs, other than underwriting discounts and commissions and transfer taxes, associated with this offering in accordance with the Registration Rights Agreement. The estimated offering expenses of this offering are approximately $600,000, which includes legal, accounting and printing costs and various other fees associated with the registration of the common stock to be sold pursuant to this prospectus supplement.

Lock-Up Agreements

We, each of our executive officers, directors and the Selling Stockholders have agreed that, without the prior written consent of the underwriter, we and they will not, during the period ending 60 days after the date of this prospectus supplement:

•	offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of common stock, or any options or warrants to purchase any shares of common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of common stock; or

•	in our case, file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

whether any such transaction described in the first two bullet points above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

With respect to the company, the restrictions described in the preceding paragraphs do not apply to:

•	any shares of common stock or securities convertible or exercisable into, exchangeable for or that represent the right to receive shares of common stock, issued by the company, in each case pursuant to the company’s equity plans as described therein;

•	the filing of a registration statement on Form S-8 (or equivalent form) with the SEC in connection with an employee stock compensation plan or agreement of the company, which plan or agreement is described herein;

•	the issuance of shares of common stock or other securities (including securities convertible into shares of common stock) in connection with the acquisition by the company or any of its subsidiaries of the securities, businesses, properties or other assets of another person or entity or pursuant to any employee benefit plan assumed by the company in connection with any such acquisition; or

•	the issuance of shares of common stock or other securities (including securities convertible into shares of common stock) in connection with joint ventures, commercial relationships or other strategic transactions;

provided that, in the case of the last two bullet points above, the aggregate number of shares of common stock issued in all such acquisitions and transactions does not exceed 10% of the issued and outstanding common stock of the company issued and outstanding immediately following the completion of this offering and any recipients of such shares of commons stock shall deliver a lock-up agreement to the underwriter consistent in scope and length as described in the preceding paragraphs above.

With respect to each of our executive officers, directors and the Selling Stockholders, the restrictions described in the preceding paragraphs do not apply to transfers:

•	as a bona fide gift or gifts;

•	to any trust for the direct or indirect benefit of such person or the immediate family of such person;

•	by way of testate or intestate succession or by operation of law;

•	to any members of the immediate family of such person;

•	to a corporation, partnership, or limited liability company or other entity that controls or is controlled by, or is under common control with, such person and/or by members of the immediate family of such person, or to any investment fund or other entity controlled or managed by the undersigned;

•	if the shares of common stock are held by a corporation, partnership, limited liability company or other entity, to any of its stockholders, partners, members or affiliates or any of its affiliates’ directors, officers and employees;

•	to the company in connection with the “net” or “cashless” exercise of any options outstanding as of the date of the lock-up agreement and having an expiration date during the 60-day lock-up period to acquire shares pursuant to the employee benefit plans described herein;

•	to the company for the primary purposes of satisfying any tax or other governmental withholding obligation with respect to shares issued upon the exercise of an option or warrant (or upon the exchange of another security or securities) pursuant to a plan described in the prospectus, or issued under an employee equity or benefit plan described herein;

•	pursuant to the underwriting agreement, or

•	pursuant to 10b5-1 plans entered into prior to the date of this prospectus supplement.

The underwriter may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

Stabilization and Short Positions

In order to facilitate this offering of the common stock, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriter may sell more shares than it is obligated to purchase under the underwriting agreement, creating a naked short position. The underwriter can close out a naked short sale by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. In addition, to stabilize the price of common stock, the underwriter may bid for, and purchase, shares of common stock in the open market. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriter is not required to engage in these activities and may end any of these activities at any time.

Indemnification

We, the Selling Stockholders and the underwriter have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Relationships

The underwriter and its affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

From time to time, the underwriter and/or its affiliates may provide investment banking services to us. In the ordinary course of its various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for its own account and for the accounts of its customers, and such investment and securities activities may involve securities and/or instruments of Sabre, including the 2016 Notes (as defined in our Annual Report on Form 10-K for the year ended December 31, 2014) and the 2023 Notes. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that it acquires, long and/or short positions in such securities and instruments. The underwriter and its affiliates have in the past engaged, currently engage and may in the future engage, in transactions with and perform services for, including commercial banking, financial advisory and investment banking services, us and our affiliates in the ordinary course of business for which it has received or will receive customary fees and expenses. We also have, and expect to continue to have, economic hedges, cash management relationships and/or other swaps and hedges in place with the underwriter or its affiliates on customary economic terms.

Morgan Stanley & Co. LLC was an initial purchaser in connection with our May 2012 and September 2012 offerings of the 2019 Notes, our April 2015 offering of the 2023 Notes, and our November 2015 offering of the Notes. Affiliates of Morgan Stanley & Co. LLC, the underwriter in this offering, are lenders and/or agents under our senior secured credit facilities. Morgan Stanley & Co. LLC, acted as an underwriter in connection with our initial public offering in April 2014 and our February 2015 and May 2015 secondary public offerings of our common stock.

Electronic Distribution

A prospectus supplement in electronic format may be made available on the web sites maintained the underwriter, or selling group members, if any, participating in the offering. The underwriter may agree to allocate a number of shares to selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the representatives to the underwriter and selling group members that may make Internet distributions on the same basis as other allocations.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each referred to as a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of shares to the public which are the subject of the offering contemplated by this prospectus in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time with effect from and including the Relevant Implementation Date under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive.

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

This EEA selling restriction is in addition to any other selling restrictions set out in this prospectus.

United Kingdom

Each underwriter has represented, warranted and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of

Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer or the Guarantors; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

France

Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers and to the company. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions have been and will only be made in France:

•	to qualified investors (investisseurs qualifiés), other than individuals, and/or to a restricted circle of investors (cercle restreint d’investisseurs), other than individuals, in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D. 411-4, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-I-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer.

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier and applicable regulations thereunder.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The shares offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (the “Financial Instruments and Exchange Act”). Each underwriter has agreed that the shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Act and (ii) in compliance with any other applicable requirements of the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

This document as well as any other offering or marketing material relating to the shares which are the subject of the offering contemplated by this prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations. The shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Neither this document nor any other offering or marketing material relating to the shares which are the subject of the offering contemplated by this prospectus will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

The shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by the company from time to time.

This document as well as any other material relating to the shares is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the company. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Dubai International Financial Centre

This document relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale.

Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorised financial adviser.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

People’s Republic of China

The shares may not be offered or sold directly or indirectly in the People’s Republic of China (the “PRC”) (which, for such purposes, does not include the Hong Kong or Macau Special Administrative Regions or Taiwan), except pursuant to applicable laws and regulations of the PRC. Neither this prospectus nor any material or information contained herein relating to the shares, which have not been and will not be submitted to or approved/verified by or registered with the China Securities Regulatory Commission (the “CSRC”), or other relevant governmental authorities in the PRC pursuant to relevant laws and regulations, may be supplied to the public in the PRC or used in connection with any offer for the subscription or sale of the shares in the PRC. The material or information contained herein relating to the shares does not constitute an offer to sell or the solicitation of an offer to buy any securities in the PRC. The shares may only be offered or sold to the PRC investors that are authorized to engage in the purchase of securities of the type being offered or sold. PRC investors are responsible for obtaining all relevant government regulatory approvals/licenses, verification and/or registrations themselves, including, but not limited to, any which may be required from the CSRC, the State Administration of Foreign Exchange and/or the China Banking Regulatory Commission, and complying with all relevant PRC regulations, including, but not limited to, all relevant foreign exchange regulations and/or foreign investment regulations.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Young Conaway Stargatt & Taylor, LLP will pass on the legality of the shares of common stock to be sold in this offering. Certain legal matters in connection with this offering will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP. Certain legal matters in connection with this offering will be passed upon for the underwriter by Ropes & Gray LLP.

EXPERTS

The consolidated financial statements and schedule of Sabre Corporation as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, incorporated by reference in this prospectus supplement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Abacus International Pte Ltd as of and for the year ended 31 December 2014, included in the Form 8-K/A of Sabre Corporation dated September 11, 2015 and incorporated by reference in this prospectus supplement, have been audited by KPMG LLP, independent auditors, except for the financial statements of INFINI Travel Information, Inc., a 40 percent owned investee company of Abacus International Pte Ltd, which have been audited by Deloitte Touche Tohmatsu LLC, independent auditors, as stated in their reports also included in the Form 8-K/A of Sabre Corporation dated September 11, 2015 and incorporated by reference in this prospectus supplement, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing. KPMG LLP’s report contains explanatory paragraphs that state the consolidated statements of financial position as of 31 December 2013 and 1 January 2013 of Abacus International Pte Ltd and the related consolidated statements of comprehensive income, changes in equity, and cash flows for the year ended 31 December, 2013 were not audited, reviewed or compiled by them and, accordingly, they do not express an opinion or other form of assurance on them, and as further described in Note 28 to those consolidated financial statements, on 1 July 2015 Sabre Technology Enterprises II, Ltd acquired the 65% equity ownership interest from Abacus International Holdings Limited. Consequently, Abacus International Pte Ltd became a wholly-owned subsidiary of Sabre Technology Enterprises II, Ltd at that time. Those consolidated financial statements of Abacus International Pte Ltd do not contain any adjustment that might result from the change in control over Abacus International Pte Ltd. Their opinion is not modified with respect to this matter.

The financial statements of INFINI Travel Information, Inc. (“INFINI”) as of and for the year ended March 31, 2015 (not included herein) have been audited by Deloitte Touche Tohmatsu LLC, independent auditors, which report expresses an unqualified opinion and includes an explanatory paragraph stating that the statement of financial position of INFINI as of 1 April 2013 and 31 March 2014, and the related statements of comprehensive income, changes in equity, and cash flows for the year ended 31 March 2014 were not audited, reviewed, or compiled by them and, accordingly, they do not express an opinion or any other form of assurance on them.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Please note that the SEC’s website is included in this prospectus and any applicable prospectus supplement as an inactive textual reference only. The information contained on the SEC’s website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus, except as described in the following paragraph. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

INCORPORATION BY REFERENCE

We “incorporate by reference” into this prospectus and any applicable prospectus supplement certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Certain information that we subsequently file with the SEC will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until all the securities offered by this prospectus have been sold and all conditions to the consummation of such sales have been satisfied, except that we are not incorporating any information included in a Current Report on Form 8-K that has been or will be furnished (and not filed) with the SEC, unless such information is expressly incorporated herein by a reference in a furnished Current Report on Form 8-K or other furnished document:

•	our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 3, 2015;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 filed with the SEC on May 5, 2015, August 4, 2015 and October 29, 2015, respectively;

•	our Current Reports on Form 8-K filed with the SEC on January 26, 2015 (Items 1.01, 2.01 and 9.01 only), February 10, 2015, March 13, 2015, March 30, 2015, April 2, 2015, April 15, 2015, May 14, 2015 (Item 1.01 and Exhibit 2.1 only), May 27, 2015, June 1, 2015, July 1, 2015 (excluding Item 7.01), July 28, 2015, August 10, 2015, September 9, 2015, September 11, 2015 and on November 4, 2015; and

•	the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on April 17, 2014 and any amendment or report filed with the SEC for the purpose of updating such description.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any and all of the documents which are incorporated by reference in this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to the following address:

Sabre Corporation

Attention: Corporate Secretary

3150 Sabre Drive

Southlake, TX 76092

Telephone: (682) 605-1000

PROSPECTUS

Sabre Corporation

Common Stock

We or selling stockholders may offer and sell from time to time, together or separately, shares of our common stock, par value $0.01 per share, in amounts, at prices and on other terms to be determined at the time of the offering and to be described in an accompanying prospectus supplement.

In the case of an offering by a selling stockholder, the applicable prospectus supplement will include the identity of, and specific information required with respect to, any selling stockholder, including the relationship between any selling stockholder and us. Any selling stockholders that are affiliates of us may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and, as a result, may be deemed to be offering securities, indirectly, on our behalf.

Any prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and each related prospectus supplement, together with the documents we incorporate by reference, before you invest. This prospectus may not be used to sell our common stock unless accompanied by a prospectus supplement.

We or the selling stockholders may offer and sell our common stock through one or more underwriters, dealers or agents, through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis. We provide more information about how the shares may be offered and sold in the section entitled “Plan of Distribution” beginning on page 9. The prospectus supplement for each offering of our common stock will describe in detail the plan of distribution for that offering.

Our common stock is listed on The NASDAQ Stock Market (“NASDAQ”) under the symbol “SABR.” The last reported closing sale price of our common stock on the NASDAQ on May 15, 2015 was $26.19 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD READ THE “RISK FACTORS” SECTION ON PAGE 1 OF THIS PROSPECTUS AND CAREFULLY CONSIDER THE DISCUSSION OF RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” IN ANY APPLICABLE PROSPECTUS SUPPLEMENT AND IN THE DOCUMENTS WE INCORPORATE BY REFERENCE.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus or any applicable prospectus supplement. Any representation to the contrary is a criminal offense.

Prospectus dated May 18, 2015

We and any selling stockholders are responsible for the information contained and incorporated by reference in this prospectus, any prospectus supplement and any free writing prospectus prepared by us or on behalf of us. Neither we nor any selling stockholders have authorized anyone to give you any other information, and we or any selling stockholders take no responsibility for any other information that others may give you. We and any selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing an automatic shelf registration process. Under this shelf process, we or any selling stockholders may periodically sell the securities described in this prospectus in one or more offerings. This prospectus provides a general description of our common stock that we or any selling stockholders may offer. Each time we or any selling stockholders offer securities, we or any selling stockholders will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information, including information about us, contained in this prospectus. Therefore, before making your investment decision, you should carefully read both this prospectus and any prospectus supplement together with the documents referred to in “Where You Can Find More Information” and “Incorporation by Reference.”

In this prospectus, unless we indicate otherwise or the context requires, references to the “company,” “Sabre,” “we,” “our,” “ours” and “us” refer to Sabre Corporation and its consolidated subsidiaries, references to “Sabre GLBL” refer to Sabre GLBL Inc., formerly known as Sabre Inc., references to “TPG” refer to TPG Global, LLC and its affiliates, references to the “TPG Funds” refer to one or more of TPG Partners IV, L.P. (“TPG Partners IV”), TPG Partners V, L.P. (“TPG Partners V”), TPG FOF V-A, L.P. (“TPG FOF V-A”) and TPG FOF V-B, L.P. (“TPG FOF V-B”), references to “Silver Lake” refer to Silver Lake Management Company, L.L.C. and its affiliates, references to “Silver Lake Funds” refer to either or both of Silver Lake Partners II, L.P. and Silver Lake Technology Investors II, L.P. and references to the “Principal Stockholders” refer to Sovereign Co-Invest, LLC (“Sovereign Co-Invest”), an entity co-managed by TPG and Silver Lake, together with the TPG Funds and the Silver Lake Funds. In the context of our Travel Network business, references to “travel buyers” refer to buyers of travel, such as online and offline travel agencies, travel management companies (“TMCs”) and corporate travel departments, and references to “travel suppliers” refer to suppliers of travel services such as airlines, hotels, car rental brands, rail carriers, cruise lines and tour operators.

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TRADEMARKS AND TRADE NAMES

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and does not, imply a relationship with, or endorsement or sponsorship by, us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

ClientBase, GetThere, Sabre, Sabre Holdings, the Sabre logo, Sabre AirCentre, Sabre Airline Solutions, Sabre AirVision, Sabre Hospitality Solutions, Sabre Red, Sabre Travel Network, SabreSonic, TripCase, TruTrip and our other registered or common law trademarks, service marks or trade names appearing in this prospectus are the property of Sabre.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or the negative of these terms or other comparable terminology.

The forward-looking statements contained in this prospectus, any prospectus supplement, the documents incorporated by reference or elsewhere are based on our current expectations and assumptions regarding our business, the economy and other future conditions and are subject to risks, uncertainties and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to, those factors described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as included in a prospectus supplement and the documents incorporated by reference.

These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them publicly in light of new information or future events.

You should carefully consider the risks specified under the caption “Risk Factors” in any prospectus supplement and the documents incorporated by reference and in subsequent public statements or reports we file with or furnish to the SEC, before making any investment decision with respect to our securities. If any of these trends, risks or uncertainties actually occurs or continues, our business, financial condition or results of operations could be materially adversely affected, the trading prices of our securities could decline and you could lose all or part of your investment. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

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SABRE CORPORATION

Sabre Corporation is a Delaware corporation formed in December 2006. On March 30, 2007, Sabre Corporation acquired Sabre Holdings Corporation, a Delaware corporation formed in 1996 (“Sabre Holdings”), which is the sole direct subsidiary of Sabre Corporation. Sabre Holdings was operated as a division of AMR Corporation, its parent company, until it was spun off completely in 2000. Sabre GLBL Inc. is the principal operating subsidiary and sole direct subsidiary of Sabre Holdings. Sabre GLBL Inc. or its direct or indirect subsidiaries conduct all of our businesses. Prior to our acquisition in 2007 by the Principal Stockholders, we were previously a publicly-held travel technology company. Our initial public offering occurred on April 17, 2014 and our shares are listed on the NASDAQ. We are headquartered in Southlake, Texas, and employ approximately 8,000 people in approximately 60 countries around the world. We serve our customers through cutting-edge technology developed in six facilities located across four continents.

We are a leading technology solutions provider to the global travel and tourism industry. We span the breadth of the global travel ecosystem, providing key software and services to a broad range of travel suppliers and travel buyers. We connect the world’s leading travel suppliers, including airlines, hotels, car rental brands, rail carriers, cruise lines and tour operators, with travel buyers in a comprehensive travel marketplace. We also offer travel suppliers an extensive suite of leading software solutions, ranging from airline and hotel reservations systems to high-value marketing and operations solutions, such as planning airline crew schedules, re-accommodating passengers during irregular flight operations and managing day-to-day hotel operations. These solutions allow our customers to market, distribute and sell their products more efficiently, manage their core operations, and deliver an enhanced travel experience.

Our principal executive offices are located at 3150 Sabre Drive, Southlake, Texas 76092 and our telephone number is (682) 605-1000. Our corporate website address is www.sabre.com. The information contained on our website or that can be accessed through our website will not be deemed to be incorporated by reference into this prospectus and any applicable prospectus supplement, and investors should not rely on any such information in deciding whether to purchase our securities.

RISK FACTORS

Investing in our common stock involves risks. Before deciding to invest in our common stock, you should carefully consider the discussion of risks and uncertainties under the heading “Risk Factors” contained in any applicable prospectus supplement and in the documents that are incorporated by reference in this prospectus. See the sections entitled “Where You Can Find More Information” and “Incorporation by Reference” on pages 11 and 12. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

Except as otherwise set forth in a prospectus supplement, we intend to use the net proceeds from any sale of our common stock by this prospectus for our general corporate purposes. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purpose.

Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from any sale of our common stock by a selling stockholder.

DESCRIPTION OF COMMON STOCK

The following is a description of the material terms of our third amended and restated certificate of incorporation (the “Certificate of Incorporation”) and second amended and restated bylaws (the “Bylaws”) as they are in effect as of May 18, 2015. This description may not contain all of the information that is important to you. To understand them fully, you should read our Certificate of Incorporation and Bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms part, as well as the relevant portions of the Delaware General Corporation Law, as amended (“DGCL”).

For purposes of calculating the Principal Stockholders’ share ownership thresholds described under “—Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Our Bylaws,” the shares of common stock owned by Sovereign Co-Invest will be deemed to be owned by the Principal Stockholders for purposes of such calculations so long as these shares are owned directly by Sovereign Co-Invest or the managing member of Sovereign Co-Invest has been granted a proxy for purposes of voting such shares.

Common Stock

General. Our Certificate of Incorporation authorizes the issuance of up to 1 billion shares of common stock, par value $0.01. On April 30, 2015, there were 271,555,117 shares of common stock outstanding. None of our outstanding common stock has been designated as non-voting.

Voting Rights. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Except for the election of directors, if a quorum is present, an action on a matter is approved if the votes cast favoring the action or matter exceed the votes cast against the action or matter, unless the vote of a greater number is required by applicable law, the DGCL, our Certificate of Incorporation or our Bylaws. The election of directors will be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote, meaning that the nominees with the greatest number of votes cast, even if less than a majority, will be elected. The rights, preferences and privileges of holders of common stock are subject to, and may be impacted by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Dividends. Holders of our common stock are entitled to receive ratably those dividends, if any, as may be declared by the board of directors out of legally available funds.

Liquidation, Dissolution, and Winding Up. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities.

Preemptive Rights. Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking funds provisions applicable to our common stock.

Assessment. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Our Certificate of Incorporation authorizes the issuance of up to 225 million shares of preferred stock. Under our Certificate of Incorporation, our board of directors may issue additional shares of preferred stock, without stockholder approval, in such series and with such designations, preferences, conversion or other rights, powers, including voting powers, and qualifications, limitations or restrictions thereof, as the board of directors deems appropriate. The board of directors could, without stockholder approval, issue shares of preferred stock with voting, conversion and other rights that could adversely affect the voting power and impact other rights of the holders of the common stock. Our board of directors may issue shares of preferred stock as an anti-takeover measure without any further action by the holders of common stock. This may have the effect of delaying, deferring or preventing a change of control of our company by increasing the number of shares necessary to gain control of the company. There are no shares of preferred stock outstanding as of May 18, 2015.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Our Bylaws

Our Certificate of Incorporation and our Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they may also discourage acquisitions that some stockholders may favor. These provisions include:

Classified Board. Our Certificate of Incorporation provides that our board of directors is divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our board of directors is elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board. Our Certificate of Incorporation also provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors is fixed exclusively pursuant to a resolution adopted by the board of directors, provided that, the board of directors shall consist of not fewer than five directors, nor more than eleven directors; provided, however, prior to the time when the Principal Stockholders beneficially own, collectively, less than 40% of the outstanding shares of our common stock, the board of directors shall not consist of more than nine directors. Our board of directors is currently comprised of eight directors.

Authorized but Unissued or Undesignated Capital Stock. Our authorized capital stock consists of 1 billion shares of common stock and 225 million shares of preferred stock. A large quantity of authorized but unissued shares may deter potential takeover attempts because of the ability of our board of directors to authorize the issuance of some or all of these shares to a friendly party, or to the public, which would make it more difficult for a potential acquirer to obtain control of us. This possibility may encourage persons seeking to acquire control of us to negotiate first with our board of directors. The authorized but unissued stock may be issued by the board of directors in one or more transactions. In this regard, our Certificate of Incorporation grants the board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the board of directors’ authority described above could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change of control. The preferred stock could also be used in connection with the issuance of a shareholder rights plan, sometimes referred to as a “poison pill.” Our board of directors is able to implement a shareholder rights plan without further action by our stockholders. The board of directors does not intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law.

Action by Written Consent. Our Certificate of Incorporation provides that stockholder action can be taken only at an annual meeting or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting once the Principal Stockholders cease to beneficially own, collectively, more than 40% of the outstanding shares of our common stock.

Special Meetings of Stockholders. Our Certificate of Incorporation provides that special meetings of our stockholders may be called only by our board of directors or the chairman of the board of directors; provided, however, at any time when the Principal Stockholders beneficially own, collectively, at least 40% of the outstanding shares of our common stock, special meetings of our stockholders may also be called by the board of directors, the chairman of the board of directors or the board of directors or the chairman of the board at the request of either the Silver Lake Funds or the TPG Funds. Our Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

Advance Notice Procedures. Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not earlier than the opening of business 120 days prior, and not later than the close of business 90 days before, the first anniversary date of the immediately preceding annual meeting of stockholders. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. Under our Bylaws, the board of directors may adopt by resolution the rules and regulations for the conduct of meetings. These advance notice provisions do not apply to the Silver Lake Funds or the TPG Funds so long as the Stockholders’ Agreement remains in effect. Except to the extent inconsistent with such rules and regulations adopted by the board of directors, the chairman of the meeting of stockholders shall have the right to adopt rules and regulations for the conduct of meetings, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of us.

Super Majority Approval Requirements. Our Certificate of Incorporation and Bylaws provide that the board of directors is expressly authorized to adopt, make, alter, amend or repeal our Bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware. For as long as the Principal Stockholders beneficially own, collectively, at least 40% of the outstanding shares of our common stock, any adoption, alteration, amendment or repeal of our Bylaws by our stockholders requires the affirmative vote of the holders of a majority of the voting power of our outstanding common stock. At any time when the Principal Stockholders beneficially own, collectively, less than 40% of the outstanding shares of our common stock, any adoption, alteration, amendment, or repeal of our Bylaws by our stockholders requires the affirmative vote of holders of at least 75% of the voting power of our outstanding common stock.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares then entitled to vote is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our Certificate of Incorporation provides that at any time when the Principal Stockholders beneficially own, collectively, less than 40% of the outstanding shares of our common stock, certain specified provisions in our Certificate of Incorporation, including those relating to actions by written consent of stockholders, calling of special meetings by stockholders, a classified board, the requirements for the number and removal of directors and amendment of the Certificate of Incorporation and Bylaws, may be amended only by a vote of at least 75% of the voting power of our outstanding common stock.

The combination of the classification of our board of directors, the lack of cumulative voting and the supermajority voting requirements make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management or of us, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they may also inhibit fluctuations in the market price of our shares of common stock that could result from actual or rumored takeover attempts.

Removal of Directors. Until the point in time at which the Principal Stockholders no longer beneficially own shares representing, collectively, at least 40% of the outstanding shares of our common stock, any director may be removed from office at any time, with or without cause, by holders of a majority of the voting power of our outstanding common stock. Our Certificate of Incorporation provides that, after the point in time at which the Principal Stockholders no longer beneficially own shares representing, collectively, at least 40% of the outstanding shares of our common stock, our directors may be removed only for cause by the affirmative vote of at least 75% of the voting power of our outstanding common stock. This requirement of a supermajority vote to remove directors could enable a minority of our stockholders to prevent a change in the composition of our board.

Business Combinations with Interested Stockholders

Pursuant to our Certificate of Incorporation, we have opted out of the provisions of Section 203 of the DGCL, which regulates business combinations with “interested stockholders,” but only until the first date on which each of the Principal Stockholders and their affiliates no longer meets the requirements to be an “interested stockholder” as defined by Section 203 of the DGCL, but excluding for purposes thereof, clause (ii) of such definition of “interested stockholder.”

Corporate Opportunities

Our Certificate of Incorporation provides that we renounce, to the fullest extent permitted by applicable law, any interest or expectancy in the business opportunities of our Principal Stockholders and their affiliates. In addition our Certificate of Incorporation provides that the Principal Stockholders have no obligation to offer us or even communicate to us an opportunity to participate in business opportunities presented to such Principal Stockholder or its respective affiliates even if the opportunity is one that we might reasonably have pursued (and therefore may be free to compete with us in the same business or similar businesses of which we or our affiliates now engage or propose to engage) and that, to the fullest extent permitted by applicable law, neither the Principal Stockholders nor their respective affiliates will be liable to us or our stockholders for breach of any duty by reason of any such activities described immediately above. Stockholders are deemed to have notice of and consented to this provision of our Certificate of Incorporation.

Limitation of Liability and Indemnification of Officers and Directors

Our Certificate of Incorporation provides that no director shall be personally liable to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Our Bylaws provide that we will indemnify, to the fullest extent permitted by the DGCL, any person made or threatened to be made a party to any action or is involved in a proceeding by reason of the fact that the person is or was our director or officer, or our director or officer who, while a director or officer, is or was serving at the request of Sabre as a director, officer, employee, agent or manager of another corporation, partnership, limited liability company, joint venture, trust or other enterprise or non-profit entity, including service with respect to an employee benefit plan. Our Bylaws also provide that, subject to applicable law, we may, by action of our board of directors, grant rights to indemnification and advancement of expenses to persons other than our directors and officers with such scope and effect as the board of directors may then determine. We have entered into customary indemnification agreements with each of our directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Choice of Forum

Our Certificate of Incorporation provides that unless we consent to the selection of an alternate forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our Certificate of Incorporation or Bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in our shares of common stock shall be deemed to have notice of and consented to the forum provisions in our Certificate of Incorporation.

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for our common stock.

Stockholders’ Agreement

We are a party to a Stockholders’ Agreement (as amended and restated, the “Stockholders’ Agreement”) with the Silver Lake Funds, the TPG Funds and Sovereign Co-Invest. The Stockholders’ Agreement provides that the Silver Lake Funds and the TPG Funds will have certain nomination rights to designate candidates for nomination to our board of directors and, subject to any restrictions under applicable law or the NASDAQ rules, the ability to appoint members to each board committee.

As set forth in the Stockholders’ Agreement, for so long as the Silver Lake Funds collectively own at least 22 million shares of our common stock, they will be entitled to designate for nomination two of the seats on our board of directors. Thereafter, the Silver Lake Funds will be entitled to designate for nomination one director so long as they own at least 7 million shares of our common stock. Further, for so long as the TPG Funds collectively own at least 44 million shares of our common stock, they will be entitled to designate for nomination three of the seats on our board of directors. When the TPG Funds collectively own less than 44 million shares of our common stock, but at least 22 million shares of our common stock, the TPG Funds will be entitled to designate for nomination two directors. Thereafter, the TPG Funds will be entitled to designate for nomination one director so long as they own at least 7 million shares of our common stock.

In addition, the Silver Lake Funds and the TPG Funds also jointly have the right to designate for nomination one additional director (the “Joint Designee”), who must qualify as independent under the NASDAQ rules and must meet the independence requirements of Rule 10A-3 of the Exchange Act, so long as the Silver Lake Funds and the TPG Funds collectively own at least 10% of their collective shares of our common stock held by them at the closing of our initial public offering (the “Closing Date Shares”). However, if the Silver Lake Funds and the TPG Funds collectively own at least 10% of their collective Closing Date Shares and either individually owns less than 5% of its individual Closing Date Shares, then the Joint Designee shall be designated for nomination solely by the entity that owns more than 5% of its individual Closing Date Shares.

We are required, to the extent permitted by applicable law, to take all necessary action (as defined in the Stockholders’ Agreement) to cause the board of directors and the governance and nominating committee to include such persons designated by the Silver Lake Funds or the TPG Funds, as applicable, in the slate of director nominees recommended by the board of directors for election by the stockholders and solicit proxies and consents in favor of such director nominees. Subject to the terms of the Stockholders’ Agreement, each Principal Stockholder agrees to vote its shares in favor of the election of the director nominees designated by the Silver Lake Funds and the TPG Funds.

In accordance with the Stockholders’ Agreement, the TPG Funds have appointed Mr. Bravante, Mr. Kusin and Mr. Peterson to our board of directors and the Silver Lake Funds have appointed Mr. Mondre and Mr. Osnoss to our board of directors.

In addition, the Stockholders’ Agreement contains agreements among the parties, including with respect to transfer restrictions, tag-along rights, drag-along rights and rights of first refusal. The Stockholders’ Agreement also provides that, so long as the Silver Lake Funds and the TPG Funds collectively own at least 40% of their collective Closing Date Shares, approval of at least a majority of the board of directors, including at least one director nominated for designation by the Silver Lake Funds and one director nominated by the TPG Funds must be obtained before we are permitted to take any of the following actions:

•	any merger, consolidation or sale of all or substantially all of the assets of Sabre or any of its subsidiaries;

•	any voluntary liquidation, winding up or dissolution of Sabre or any of its subsidiaries or the initiation of any actions related to a voluntary bankruptcy, reorganization or recapitalization of Sabre or any of its subsidiaries;

•	acquisitions or dispositions, or a related series of acquisitions or dispositions, of assets with a value in excess of $50 million or the entering into of a joint venture requiring a capital contribution in excess of $50 million by either Sabre or any of its subsidiaries;

•	any fundamental change in Sabre’s or its subsidiaries’ existing lines of business or the entry by Sabre or any of its subsidiaries into a new significant line of business;

•	any amendment to the Certificate of Incorporation or Bylaws of Sabre or Sabre Holdings;

•	incurrence by Sabre or any of its subsidiaries of any indebtedness or derivatives liability, or any series of indebtedness or derivative liabilities in an aggregate amount in excess of $150 million or amending in any material respect the terms of existing or future indebtedness or derivatives liability in excess of $150 million; and

•	hiring and termination of our CEO.

In the case of a vacancy on our board of directors created by the removal or resignation of a director designated by the Silver Lake Funds or the TPG Funds, as applicable, the Stockholders’ Agreement requires us to nominate an individual designated by such entity for election to fill the vacancy.

Registration Rights

On March 30, 2007, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the TPG Funds, the Silver Lake Funds and Sovereign Co-Invest, which was amended and restated in connection with the completion of our initial public offering in April 2014. This Registration Rights Agreement provides the Silver Lake Funds and the TPG Funds with demand and shelf registration rights following the expiration of any lock-up period relating to the initial public offering and Sovereign Co-Invest with the right to participate in such demand and shelf registrations. In addition, the Registration Rights Agreement also provides the Principal Stockholders with piggyback registration rights on any registration statement, other than on

Forms S-4, S-8 or any other successor form, to be filed by us. These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration statement and our right to delay a registration statement under certain circumstances.

Under the Registration Rights Agreement, we have agreed to pay certain expenses related to any such registration to indemnify the Principal Stockholders against certain liabilities that may arise under the Securities Act.

Management Services Agreement

On March 30, 2007, we entered into a management services agreement (the “MSA”) with affiliates of TPG and Silver Lake (the “Managers”) to provide us with management, advisory and consulting services. Pursuant to the MSA, we have been required to pay to the Managers monitoring fees, payable quarterly in arrears, totaling to between $5 million to $7 million per year, the actual amount of which is calculated based upon 1% of Adjusted EBITDA, as defined in the MSA, earned by Sabre in such fiscal year up to a maximum of $7 million. During the years ended December 31, 2014, 2013 and 2012, the annual monitoring fee paid to the Managers was $2 million, $7 million and $7 million, respectively, in each year. Additionally, we reimbursed the Managers for all out-of-pocket expenses incurred by them or their affiliates in connection with services provided to us pursuant to the MSA. For the year ended December 31, 2014 these amounts were not material. For the years ended December 31, 2013 and 2012 the amount reimbursed in expenses was $2 million and $1 million, respectively. In connection with the completion our initial public offering in April 2014 and in contemplation of providing continued services to Sabre after the initial public offering, the Managers received a fee payable pursuant to the MSA in an amount equal to, in the aggregate, $21 million plus other unpaid fees and expenses and, thereafter, the MSA was terminated. The MSA included customary exculpation and indemnification provisions in favor of the affiliates of TPG and Silver Lake.

Management Stockholders’ Agreement

We and certain stockholders, including certain executive officers and directors, have entered into a management stockholders agreement (the “Management Stockholders’ Agreement”) with certain stockholders, which group of stockholders excludes our Principal Stockholders. The Management Stockholders’ Agreement contains certain agreements among the parties including with respect to call rights in certain specified situations for shares of common stock then-currently owned, drag along rights, tag along rights and transfer restrictions. The Management Stockholders’ Agreement provides these stockholders with piggyback registration rights to participate on a pro rata basis in any registered offering in which the TPG Funds or the Silver Lake Funds are registering shares of common stock. Except with respect to the piggyback registration rights described immediately prior, the Management Stockholders’ Agreement terminates if our common stock is registered and if at least 20% of our total outstanding common stock trades regularly in, on or through the facilities of a securities exchange and/or inter-dealer quotation system or any designated offshore securities market. These conditions have been met.

Exchange

Our common stock is listed on the NASDAQ under the symbol “SABR.”

PLAN OF DISTRIBUTION

We or the selling stockholders may offer and sell from time to time, together or separately, shares of our common stock covered by this prospectus in one or more or any combination of the following transactions:

•	on the NASDAQ, in the over-the-counter market or on any other national securities exchange on which our shares are listed or traded;

•	in privately negotiated transactions;

•	in underwritten transactions;

•	in a block trade in which a broker-dealer will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus; and

•	through any other method permitted by applicable law.

We or the selling stockholders may sell our common stock at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of our common stock from time to time will be determined by us or the selling stockholders, as applicable, and, at the time of the determination, may be higher or lower than the market price of our common stock on the NASDAQ or any other exchange or market.

Our common stock may be offered to the public, from time to time, through broker-dealers acting as agent or principal, including through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the shares of common stock will be subject to the conditions set forth in the applicable underwriting agreement. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time. The underwriters will be obligated to purchase all of the offered shares if they purchase any of the offered shares.

In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from us or the selling stockholders, as applicable, or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell our common stock to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholders and any underwriters, dealers or agents participating in a distribution of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

We and the selling stockholders each may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of our common stock, including liabilities arising under the Securities Act.

At any time a particular offer of shares of common stock covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will set forth the aggregate amount of shares of common stock covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such revised prospectus or prospectus supplement. Any such required prospectus or prospectus supplement, and, if necessary, a post-

effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of our common stock covered by this prospectus.

To facilitate the offering of shares covered by this prospectus, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. This may include over-allotments or short sales of our common stock, which involve the sale by persons participating in the offering of more common stock than we or the selling stockholders sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our common stock by bidding for or purchasing our common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if our common stock sold by them is repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

In the ordinary course of their business activities, any underwriter, broker-dealer or agent and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and other instruments. Any underwriter, broker-dealer or agent and their respective affiliates may also engage in transactions with or perform services for us or provide other types of financing to us in the ordinary course of their business.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution.

To comply with applicable state securities laws, our common stock covered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, our common stock may not be sold in some states absent registration or pursuant to an exemption from applicable state securities laws.

LEGAL MATTERS

The legality of the shares of our common stock described in this prospectus will be passed upon for Sabre Corporation by Young Conaway Stargatt & Taylor, LLP. Certain legal matters in connection with any offering will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP. Certain legal matters in connection with any offering, including the legality of the shares of our common stock described in this prospectus, will be passed upon for any underwriters or agents, as the case may be, by counsel identified in the prospectus supplement with respect to any offering.

EXPERTS

The consolidated financial statements and schedule of Sabre Corporation as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, incorporated by reference in this prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Please note that the SEC’s website is included in this prospectus and any applicable prospectus supplement as an inactive textual reference only. The information contained on the SEC’s website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus, except as described in the following paragraph. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

INCORPORATION BY REFERENCE

We “incorporate by reference” into this prospectus and any applicable prospectus supplement certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Certain information that we subsequently file with the SEC will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until all the securities offered by this prospectus have been sold and all conditions to the consummation of such sales have been satisfied, except that we are not incorporating any information included in a Current Report on Form 8-K that has been or will be furnished (and not filed) with the SEC, unless such information is expressly incorporated herein by a reference in a furnished Current Report on Form 8-K or other furnished document:

•	our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 3, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 filed with the SEC on May 5, 2015;

•	our Current Reports on Form 8-K filed with the SEC on January 26, 2015 (Items 1.01, 2.01 and 9.01 only), February 10, 2015, March 13, 2015, March 30, 2015, April 2, 2015, April 15, 2015 and May 14, 2015 (Item 1.01 and Exhibit 2.1 only); and

•	the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on April 17, 2014 and any amendment or report filed with the SEC for the purpose of updating such description.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any and all of the documents which are incorporated by reference in this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to the following address:

Sabre Corporation

Attention: Corporate Secretary

3150 Sabre Drive

Southlake, TX 76092

Telephone: (682) 605-1000